As filed with the Securities and Exchange Commission on July 25, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITAL ONE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	54-1719854
(State or Other Jurisdiction of Organization)	(I.R.S. Employer Identification Number)
2980 Fairview Park Drive
Falls Church, Virginia 22042-4525
(703) 205-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John G. Finneran, Jr.
Executive Vice President,
General Counsel and Corporate Secretary
CAPITAL ONE FINANCIAL CORPORATION
2980 Fairview Park Drive
Falls Church, Virginia 22042-4525
(703) 205-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
Jean K. Traub	Ronald O. Mueller
Assistant General Counsel	Gibson, Dunn & Crutcher LLP
CAPITAL ONE FINANCIAL CORPORATION	1050 Connecticut Avenue, NW
2980 Fairview Park Drive	Washington, D.C. 20036
Falls Church, Virginia 22042-4525	(202) 955-8500
(703) 205-1000

Approximate date of commencement of proposed sale to public:    From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	7,500,000	$30.275	$227,062,500	$20,889.75

(1)
Pursuant to Rule 416 under the Securities Act, this Registration Statement shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of Capital One’s outstanding common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The price and fee are computed based upon the average of the high and low sale prices of Capital One’s common stock on July 24, 2002, as reported on the New York Stock Exchange.

(3)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.000092 and the proposed maximum aggregate offering price.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

7,500,000 Shares
Common Stock, Par Value $.01 Per Share

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

To the holders of Capital One Financial Corporation common stock:

We are pleased to send you this Prospectus describing our Dividend Reinvestment and Stock Purchase Plan, in effect beginning July 23, 2002. The Plan provides you with a simple and convenient method to purchase additional shares of Capital One common stock.

Significant Plan Features

•	Automatically reinvest your cash dividends to purchase additional shares of Capital One common stock.

•	Purchase additional shares through monthly optional cash investments of $50 to $10,000. We may permit optional cash investments in excess of $10,000 per month.

•	Generally, no brokerage commissions or service fees for purchases under the Plan.

•	Participate if you hold shares either in your name or through a broker or nominee.

•	Receive regular statements of your account to simplify your recordkeeping.

This Prospectus contains information about the Plan in an easy-to-read, question-and-answer format, and we urge you to read it carefully. You should keep this Prospectus for future reference.

Your participation is entirely voluntary, and you may begin or discontinue your participation at any time.

Capital One Financial Corporation’s common stock is listed on the New York Stock Exchange under the symbol “COF”.

Thank you for your continued interest in Capital One.

On behalf of the Board of Directors,

Richard D. Fairbank
Chairman and Chief Executive Officer
Capital One Financial Corporation
2980 Fairview Park Drive
Falls Church, Virginia 22042
(703) 205-1000

The date of this Prospectus is July 23, 2002

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

DESCRIPTION OF THE PLAN

PURPOSE

1.  What is the purpose of the Plan?

The primary purpose of the Plan is to provide Capital One shareholders with a convenient and economical method of investing cash dividends or making optional cash investments in additional shares of Capital One common stock, generally without payment of any brokerage commissions or service fees in connection with purchases. In addition, purchases of shares directly from Capital One pursuant to the Plan will provide Capital One with additional capital for general corporate purposes.

PARTICIPATION OPTIONS

2.  What options are available under the Plan?

If you are a registered holder or a beneficial owner of Capital One common stock and elect to participate in the Plan (a “Participant”), you may have cash dividends on all or a portion of your shares automatically reinvested in Capital One common stock. If you wish, you may also make optional cash investments to purchase Capital One common stock, subject to a minimum investment of $50 per month and a maximum investment of $10,000 per month. Capital One may permit optional cash investments in excess of $10,000 per month. See Question 13. You may make optional cash investments even if you do not elect to reinvest dividends on shares of common stock credited to your account under the Plan.

ADVANTAGES AND DISADVANTAGES

3.  What are the advantages and disadvantages of the Plan?

The primary advantages of the Plan are:

•	You may have the cash dividends on all or a portion of your Capital One common stock automatically reinvested in additional shares of Capital One common stock.

•
You may invest in additional shares of Capital One common stock by making optional cash investments, subject to an individual minimum investment of $50 per month and an individual maximum investment of $10,000 per month.

•	Optional cash investments in excess of $10,000 per month may be made with the permission of Capital One at a discount from the Purchase Price (as defined below) of 0% to 5%.

•	Generally, you pay no brokerage commissions or service fees in connection with your purchases under the Plan. See Question 24.

•
Your reinvested cash dividends and optional cash investments will be fully invested because the Plan provides for fractional shares to be credited to your account. Additionally, dividends on such fractional shares, as well as whole shares held by you in certificated form or credited to your account, will be automatically reinvested in additional shares and credited to your account.

•
Through the Plan’s free custodial service you will avoid cumbersome safekeeping of stock certificates for shares credited to your account and you may also deposit certificated shares, represented by stock certificates, held by you and registered in your name.

•	Periodic statements reflecting all current activity, including shares purchased and your latest Plan account balance, will simplify your recordkeeping.

The primary disadvantages of the Plan are:

•
Because the date by which the Plan administrator must receive your optional cash investment is prior to the Investment Date (as defined herein) for such investments, your investments may be exposed to changes in market conditions. See Question 12.

•
The Purchase Price (as defined herein) for shares under the Plan may exceed the price of acquiring shares of Capital One common stock (including transaction costs) on the open market at any particular time on the related Investment Date. See Questions 9 and 11.

•	No interest will be paid on funds held by the administrator of the Plan pending investment. See Question 12.

•
Before making any investment in Capital One common stock you should carefully consider the information in this Prospectus, as well as the information incorporated herein by reference, which includes information provided in Capital One’s reports filed with the Securities and Exchange Commission (the “Commission”), including, but not limited to, Capital One’s Annual Report on Form 10-K (Part I, Item I, Risk Factors). See “Where You Can Find More Information.”

ADMINISTRATION

4.  Who will administer the Plan?

The Plan will be administered by EquiServe Trust Company, N.A., or such successor administrator as Capital One may designate (“EquiServe” or the “Administrator”) and EquiServe, Inc., as service agent. The Administrator acts as agent for Participants, keeps records of Participants’ accounts, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be recorded in uncertificated form in each Participant’s account by the Administrator, unless and until a Participant requests that a stock certificate for his or her shares be issued. See Question 16. EquiServe also serves as dividend disbursement agent, transfer agent, and registrar for Capital One’s common stock. Correspondence concerning the Plan should be sent to:

EquiServe
Capital One Dividend Reinvestment and Stock Purchase Plan
P.O. Box 43081
Providence, Rhode Island 02940-3081

Optional cash investments of checks or money orders should be mailed to:

EquiServe
Dividend Reinvestment Plans
P.O. Box 13531
Newark, New Jersey 07188-0001

or, if using overnight courier service:

EquiServe
Dividend Reinvestment Plans
Cash Desk
150 Royall Street
Canton, Massachusetts 02021

Please refer to Capital One and indicate your account number in all correspondence.

For general questions about the Plan, the sale of Plan shares and issuance of stock certificates, you may contact EquiServe at 1-800-446-2617.

An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern time each business day.

TDD: 1-201-222-4955. A telecommunications device for the hearing impaired is available.

Foreign language translation service for more than 140 languages is available.

Unless you are participating in the Plan through your bank, broker or nominee, you can obtain information about your Capital One account via the Internet on EquiServe’s web site at www.equiserve.com. Through EquiServe’s web site, you can access your share balance, sell shares, request a stock certificate and obtain on-line forms and other information about your account. To gain access, you will be required to use a password, which is included on your dividend statement, or you can request your password by calling 1-800-446-2617.

If you wish to contact the Company directly, you may write or call:

Capital One Financial Corporation
Investor Relations Department
2980 Fairview Park Drive
Suite 1300
Falls Church, Virginia 22042-4525
(703) 205-1000

PARTICIPATION

5.  Who is eligible to participate?

You may participate in the Plan if you qualify as either of the following: (a) you are a “registered holder,” a shareholder whose shares of Capital One common stock are registered in the stock transfer books of Capital One in your name or (b) you are a “beneficial owner,” a shareholder who has beneficial ownership of shares of Capital One common stock that are registered in a name other than your name (for example, in the name of a broker, bank or other nominee). Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having such shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate on your behalf. See Question 6.

If you hold shares with a broker, you can participate by instructing the broker to reregister some or all of the shares into your name. Simply instruct your broker to move all or some of your shares electronically through the Direct Registration System from your brokerage account to a new book-entry account at EquiServe. Please contact your broker for more information. Once your broker transfers your shares into your name electronically, your Direct Registration account is automatically set up and you can participate in the Plan. You may also instruct your broker to participate in the Plan on your behalf.

Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares of Capital One common stock. Capital One reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the trading volume of Capital One common stock.

Shareholders who reside in jurisdictions in which it is unlawful for Capital One to permit their participation are not eligible to participate in the Plan.

ENROLLMENT

6.  How do I enroll in the Plan and become a Participant?

If you are a registered holder of Capital One common stock, you may enroll in the Plan and become a Participant by completing and signing an Enrollment Authorization Form (enclosed herewith) and returning it to the Administrator at the address set forth in Question 4. An Enrollment Authorization Form may also be obtained at any time at your request to the Administrator at the same address. Registered holders may enroll in the Plan through the Internet by accessing their account at www.equiserve.com. If you have your shares registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the Enrollment Authorization Form exactly as their names appear on the account registration.

If you are a beneficial owner of Capital One common stock, you must instruct your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf. If a broker, bank or other nominee holds shares of a beneficial owner through a securities depository, such broker, bank or other nominee may also be required to provide a Broker and Nominee Form to the Administrator in order to participate in the optional cash investment portion of the Plan. See Question 12.

You may enroll in the Plan at any time. Once enrolled, you remain enrolled without further action on your part until you discontinue your participation or until the Plan is terminated. See Question 20 regarding discontinuing dividend reinvestment under the Plan and Question 27 regarding termination of the Plan. However, if there is any subsequent change in the manner in which your name appears on your certificate(s), you should contact the Administrator for further instructions. If you wish to change your participation at any time, please contact the Administrator at the address or telephone number set forth in Question 4.

7.  What does the Enrollment Authorization Form provide?

The Enrollment Authorization Form appoints the Administrator as your agent for purposes of the Plan and directs Capital One to pay dividends to the Administrator for the purchase of additional shares of Capital

One common stock. You may elect from the three options shown on the Enrollment Authorization Form and explained below. You must place an “X” in the appropriate box to indicate your investment election. Under each of these options, you may make optional cash investments at any time. You may change your reinvestment election at any time by submitting a revised Enrollment Authorization Form to the Administrator or by accessing your account online at www.equiserve.com. If you return a properly executed Enrollment Authorization Form to the Administrator without electing an investment option, you will be enrolled as having selected Full Dividend Reinvestment.

(1)  “Full Dividend Reinvestment”

This option directs the Administrator to reinvest, in accordance with the Plan, all cash dividends on all shares of Capital One common stock then or subsequently registered in your name and held by you in certificated form or credited to your account in book-entry form.

(2)  “Partial Dividend Reinvestment”

This option directs the Administrator to pay to you, in accordance with the Plan, cash dividends on the number of shares of Capital One common stock which you designate in the appropriate space on the Enrollment Authorization Form. Dividends paid on all other shares registered in your name and credited to your account will be reinvested in accordance with the Plan.

(3)  “Optional Cash Investments Only (No Dividend Reinvestment)”

This option directs the Administrator to send you, in accordance with the Plan, cash dividends in the usual manner on all of your shares of Capital One common stock registered in your name and credited to your account, including shares subsequently purchased through optional cash investments.

8.  When will my participation in the Plan begin?

Participation as to dividend reinvestment will commence with the next dividend Investment Date (as defined below) after receipt of the Enrollment Authorization Form, provided it is received by the Administrator by the Record Date (as defined below) for such dividend Investment Date. If the Enrollment Authorization Form is received after such Record Date, participation as to dividend reinvestment will be delayed until the following dividend Investment Date.

Participation as to optional cash investments will commence with the next Investment Date after receipt of the authorization therefor and the funds to be invested. See Question 9 and Appendix I to determine the applicable Record Date for dividend reinvestments and the applicable Investment Dates for dividend reinvestments and optional cash investments.

Please note that if you are presently a Participant in the Plan you need not take any action at this time to continue your participation.

PURCHASES

9.  When will shares be purchased under the Plan?

For a monthly period when there is a cash dividend declared by the Board of Directors, reinvested dividends and any optional cash investments of $10,000 or less under the Plan will be used to purchase shares of Capital One common stock beginning on the dividend payment date declared by the Board of Directors or if such day is not a business day, the first business day immediately following such date (in such case, the “Investment Date”). The “Record Date” for such dividend payments will be the record date declared by the Board of Directors. In all other months, optional cash investments of $10,000 or less will be invested beginning on the 20th of the month, or if such day is not a business day, the first business day following the 20th, or, in the case of shares of Capital One common stock purchased on the open market, as soon thereafter as determined by the Administrator (in each such case, the “Investment Date”).

If Capital One approves a Request for Waiver (as defined below) for an optional cash investment of more than $10,000, then such cash investment will be used to purchase shares of Capital One common stock on one or more dates and at a Purchase Price (as defined below) calculated as specified in the Request for Waiver (in each such case, an “Investment Date”), subject to any Threshold Price (as defined below) that Capital One may set. See Questions 11 and 13 for more information on Requests for Waiver, Purchase Price and Threshold Prices.

Dividend payment dates historically have occurred on or about the 20th day of each February, May, August, and November. It is expected that the past pattern with respect to timing of dividend payment dates generally will be followed in the future if the Board of Directors elects to declare dividends in a given quarter. Please see Appendix I for information with respect to Investment Dates, including dividend payment dates, Record Dates, and other market data.

There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates Capital One to declare or pay any dividends. The Plan does not represent a change in Capital One’s dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors based upon Capital One’s earnings, financial condition, and other factors.

10.  What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash investments will be used to purchase newly issued shares directly from Capital One, “treasury shares” held by Capital One, shares through open market purchases, or a combination of the above. Newly issued shares purchased directly from Capital One will consist of authorized but unissued shares of Capital One common stock.

11.  At what price will shares be purchased?

All shares acquired directly from Capital One with reinvested dividends or optional cash investments of $10,000 or less will be acquired at a price to you (in such case, the “Purchase Price”) of the average of the daily high and low sales prices, computed up to three decimal places, if necessary, of Capital One’s common stock as reported on the New York Stock Exchange (the “Exchange”) on the Investment Date. In such case, the “Pricing Period” is the Investment Date.

Shares of Capital One common stock purchased pursuant to a Request for Waiver for optional cash investments of more than $10,000 will be acquired at a price to you (in such case, the“Purchase Price”) equal to the average of the high and low sales prices, computed up to three decimal places, if necessary, of Capital One’s common stock on the Exchange for each day during the Pricing Period on which trades are reported on the Exchange (each a “Trading Day”). The Pricing Period for optional investments made pursuant to an approved Request for Waiver will be the day or days set forth in the Request for Waiver, which may be the Investment Date or up to ten Trading Days prior to and including an Investment Date. A Request for Waiver may specify one or more Investment Dates. Shares purchased with optional cash investments of more than $10,000 pursuant to a Request for Waiver may be purchased at a discount from the Purchase Price of 0% to 5% and may be subject to a Threshold Price, as more fully described in Question 13.

All shares purchased under the Plan through open market purchases will be acquired as soon as practicable beginning on the Investment Date at a price (in such case, the “Purchase Price”) to you of the weighted average purchase price, computed up to three decimal places, if necessary, paid by the Administrator for Capital One common stock purchased by the Plan through such open market purchases. Purchases on the open market will begin on the Investment Date and will be completed no later than 30 days from such date for reinvestment of dividends and 35 days from such date for optional cash investments, except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, etc. to which the Administrator may agree. Neither Capital One nor the Participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

While Capital One will pay all brokerage commissions on shares purchased on the open market, for tax purposes, these commissions will be considered as additional dividend income to you. These commissions, and the resulting additional dividend income, are expected to amount to less than one-fourth of 1% of the purchase price of the shares (that is, less than 25 cents per $100 invested). See Question 21.

12.  How are optional cash investments made?

        All registered holders, including brokers, banks, and nominees with respect to shares registered in their name on behalf of a beneficial owner, who have submitted a signed Enrollment Authorization Form are eligible to make optional cash investments. A broker, bank or nominee, as holder on behalf of a beneficial owner, may utilize an Enrollment Authorization Form for optional cash investments unless it holds the shares in the name of a securities depository. In the event a broker, bank or nominee holds shares of a beneficial owner in the name of a securities depository, optional cash investments must be accompanied by a Broker and Nominee Form (“B/N Form”).

The B/N Form provides the sole means whereby a broker, bank or other nominee holding shares on behalf of a beneficial owner in the name of a securities depository may invest optional cash investments on behalf of such beneficial owner. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash investments on behalf of the beneficial owner. A B/N Form must be delivered to the Administrator at the address specified in Question 4 each time that such broker, bank or other nominee transmits optional cash investments on behalf of a beneficial owner. B/N Forms will be furnished by the Administrator upon request.

Plan participants can make optional cash investments by check, money order, or through the Internet by accessing their accounts at the Administrator’s website, www.equiserve.com.

All optional cash investments made by check should be made payable to “EquiServe—Capital One” and mailed to EquiServe at the address listed in Question 4. Inquiries regarding other forms of payments and all other written inquiries should be addressed to the Administrator at the address listed in Question 4.

The Administrator will apply all optional cash investments which are received at least one business day prior to the commencement of the Pricing Period for the relevant Investment Date to the purchase of shares of Capital One common stock on such Investment Date, or if shares are acquired on the open market, as soon as practicable on or after such Investment Date. NO INTEREST WILL BE EARNED ON OPTIONAL CASH INVESTMENTS HELD PENDING INVESTMENT. IF YOU HAVE ANY QUESTIONS REGARDING THE INVESTMENT DATE, YOU SHOULD CONTACT THE ADMINISTRATOR AT THE ADDRESS OR PHONE NUMBER SET FORTH IN QUESTION 4.

Participants who are registered owners of Capital One common stock may also make automatic monthly investments of a specified amount (not less than $50 nor more than $10,000 per month) by electronic funds transfer from a predesignated U.S. bank account. A $1.00 transaction fee will be deducted from the amount withdrawn from the account prior to each investment. To initiate automatic monthly deductions, the Participant must complete and sign an authorization form for automatic deductions and return it to EquiServe together with a voided blank check or a deposit form for the account from which funds are to be drawn. Authorization forms for automatic deductions may be obtained from EquiServe. You may also initiate automatic monthly investments by accessing your account through the Internet at www.equiserve.com. Forms will be processed and become effective as promptly as practicable; however, you should allow approximately four to six weeks for the first investment to be initiated using the automatic investment feature.

Once automatic monthly investment is initiated, funds will be drawn from the Participant’s designated bank account on the third business day prior to each Investment Date for optional cash investments of $10,000 or less. Participants may change or discontinue their automatic monthly investment by completing and submitting to EquiServe a new authorization form for automatic deductions or by accessing their account through the Internet at www.equiserve.com. To be effective with respect to a particular Investment Date, however, the new instructions must be received by EquiServe at least six (6) business days prior to such Investment Date. Automatic deductions will continue indefinitely until you notify the Administrator in writing or through the Internet at www.equiserve.com that the automatic deductions are to stop and the Administrator receives the notice.

When corresponding with the Administrator, please be sure to refer to Capital One and include your account number and daytime telephone number and area code.

In the event that any check, draft or electronics funds transfer a Participant may tender or order as payment to the Administrator to purchase Capital One common stock is dishonored, refused or returned, the Participant agrees that the purchased shares when credited to such Participant’s account may be sold, on the Administrator’s order without the Participant’s consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Administrator’s returned check or failed electronic payment fee of $20.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, the Participant authorizes the Administrator to sell additional shares then credited to the Participant’s account as necessary to cover the amount owing, without further consent or authorization from the Participant. The Administrator may sell shares to cover an amount owing as a result of a Participant’s order in any manner consistent with applicable securities laws. Any sale for that purpose in a national securities market would be commercially reasonable. The Participant grants the Administrator a security interest in all shares credited to the Participant’s account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

You should be aware that since investments under the Plan are made as of specified dates, you lose any advantage that otherwise might be available from being able to select the timing of your investment. Neither the Company nor the Administrator can assure a profit or protect against a loss on shares of Capital One common stock purchased under the Plan.

13.  What limitations apply to optional cash investments?

Minimum/Maximum Limits.    Optional cash investments are subject to a $50 minimum per month, and Capital One reserves the right to refuse to accept any optional cash investment in excess of $10,000 per month from any Participant or any related or associated group of Participants. Optional cash investments of less than $50 and that portion of any optional cash investment which exceeds the $10,000 monthly purchase limit, unless such limit has been waived, are subject to return to the Participant, without interest. Capital One reserves the right to waive such limits on optional cash investments in its sole discretion.

Request for Waiver.    Optional cash investments in excess of $10,000 per month may only be made pursuant to a written request for waiver (a “Request for Waiver”) approved by Capital One. There is no pre-established maximum limit applicable to optional cash investments that may be made pursuant to approved Requests for Waiver. Capital One expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants from time to time. To submit an optional cash investment in excess of $10,000 for any monthly period, a Participant must submit a written Request for Waiver, specifying the proposed investment amount(s), Pricing Period(s), calculation of the Purchase Price(s) and Investment Date(s), no later than two (2) business days prior to the commencement of the requested Pricing Period(s). It is solely within Capital One’s discretion as to whether any such approval in excess of the allowable maximum amounts will be granted. In deciding whether to approve such a request, Capital One will consider relevant factors including, but not limited to, (a) whether it is then selling newly issued shares of common stock and/or treasury shares or acquiring shares for the Plan through open market purchases or privately negotiated transactions, (b) Capital One’s need for additional funds, (c) the attractiveness of obtaining such funds by the sale of common stock by comparison to other sources of funds, (d) the purchase price likely to apply to any sale of common stock, (e) the Participant submitting the request, including the extent and nature of such Participant’s prior participation in the Plan, and the number of shares of Capital One common stock held of record and/or beneficially by such

Participant, and (f) the aggregate amount, if any, of optional cash investments in excess of the allowable maximum amounts for which requests have been submitted by all Participants. If such requests are submitted for any monthly period for an aggregate amount in excess of the amount Capital One is willing to accept, Capital One may honor such requests in order of receipt, pro rata or by any other method which Capital One determines to be appropriate.

To obtain a Request for Waiver form, please contact Capital One at (703) 205-1709. Completed Requests for Waiver should be sent to Capital One at 8000 Jones Branch Drive, McLean, VA 22102, Attention: Treasurer or by facsimile to (703) 875-1079. If Capital One approves your Request for Waiver, then you must send the Administrator a copy of the written waiver approval, together with your optional cash investment in good funds, on or before the business day prior to the first day of the relevant Pricing Period described in the approved Request for Waiver.

The Plan may also be used by Capital One to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through Capital One’s ability to approve Requests for Waiver. To the extent shares are purchased from Capital One under the Plan, Capital One will receive additional funds for general corporate purposes. The Plan is intended for the benefit of investors in Capital One and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Capital One common stock. See “Plan of Distribution.”

Capital One reserves its right to modify, suspend or discontinue participation in the Plan by otherwise eligible holders or beneficial owners of Capital One common stock in order to eliminate practices which are not consistent with the purposes of the Plan.

Threshold Price.    Unless it waives its right to do so, Capital One may establish for any Investment Date a minimum price (the “Threshold Price”) for purchasing shares with optional cash investments made pursuant to written Requests for Waiver. Capital One will, at least two (2) business days prior to the commencement of the Pricing Period for an Investment Date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by Capital One at its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

The Threshold Price for optional cash investments made pursuant to written Requests for Waiver, if established for any Investment Date, will be a stated dollar amount that the average of the high and low sales prices of Capital One’s common stock on the Exchange for each Trading Day of the relevant Pricing Period (not adjusted for discounts, if any) must equal or exceed. If the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from that Pricing Period and a pro rata portion of the Participant’s cash will be returned, without interest. Thus, for example, if an approved Request for Waiver specifies that the Pricing Period is one day (that is, the Investment Date) and the Threshold Price is not satisfied on that day, then no investment will be made and the Participant’s cash will be returned in full. Likewise, if the Threshold Price is not satisfied for two (2) of the five (5) Trading Days in a particular Pricing Period, then the average sales price for purchases and the amount of optional cash investments which may be invested will be based upon the remaining three (3) Trading Days when the Threshold Price is satisfied. In such case, for each Trading Day on which the Threshold Price is not satisfied, one-fifth of the optional cash investment made by a Participant pursuant to a Request for Waiver would be returned to such Participant, without interest, as soon as practicable after the applicable Investment Date. Similarly, a pro rata portion of the Participant’s cash will be returned if there are fewer Trading Days prior to the Investment Date than are specified as the Pricing Period in the Request for Waiver or if no trades in Capital One common stock are reported on the Exchange for a Trading Day during the Pricing Period, due to a market disruption or for any other reason.

The Threshold Price concept and return procedure discussed above apply only to optional cash investments made pursuant to written Requests for Waiver. Setting a Threshold Price for an Investment Date shall not affect the setting of a Threshold Price for any subsequent Investment Date.

For any particular Investment Date, Capital One may waive its right to set a Threshold Price for optional cash investments that exceed $10,000. Neither Capital One nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Investment Date. Participants, however, may ascertain whether the Threshold Price applicable to an Investment Date pursuant to a Request for Waiver has been set or waived, as applicable, by telephoning Capital One at (703) 205-1709.

Waiver Discount.    At least two (2) business days prior to the commencement of each Pricing Period, Capital One may establish a discount from the Purchase Price applicable to optional cash investments made pursuant to written Requests for Waiver. Such discount (the “Waiver Discount”) will be between 0% and 5% of the Purchase Price and may vary for each Investment Date, but once established will apply uniformly to the full amount of all optional cash investments made pursuant to Requests for Waiver for that Investment Date. The Waiver Discount will be established in Capital One’s sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may ascertain whether a Waiver Discount is applicable to an Investment Date by telephoning Capital One at (703) 205-1709. Setting a Waiver Discount for a particular Investment Date shall not affect the setting of a Waiver Discount for any subsequent Investment Date. The Waiver Discount feature discussed above applies only to optional cash investments made pursuant to written Requests for Waiver and does not apply to the reinvestment of cash dividends or optional cash investments of $10,000 or less.

14.  Under what circumstances will optional cash investments be returned?

Optional cash investments of less than $50 and that portion of any optional cash investment which exceeds the allowable maximum amount will be returned promptly without interest. See Question 13 regarding the minimum/maximum monthly purchase limits and the return of payments if those limits are not satisified. In addition, the portion of any optional cash investments in excess of $10,000 pursuant to Requests for Waiver will be returned following any Investment Date on which the Threshold Price is not satisfied. See Question 13 regarding the Threshold Price and the return of such investments.

15.  What if I have more than one account?

For the purpose of the limitations discussed in Question 13, Capital One may aggregate all reinvestment dividends and optional cash investments for Participants with more than one account using the same Social Security or Taxpayer Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited by Capital One to only one account.

Also for the purpose of such limitations, all accounts which Capital One believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless Capital One has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, Capital One will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts. See Question 13.

CERTIFICATES

16.  Will certificates be issued for share purchases?

All shares purchased on behalf of a Participant through the Plan will be recorded in uncertificated form in each Participant’s account. A Participant can, however, at any time and without charge, obtain a certificate for all or part of the whole shares of common stock credited to the Participant’s Plan account by accessing your account through the Internet at www.equiserve.com, or by writing or calling the Administrator. No certificates for fractional shares will be issued. If you request a certificate for all full shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. The cash payment will be based upon the then-current market value of the shares, less any service charge and brokerage commission.

Receiving certificated shares from your account does not affect your dividend reinvestment option. For example, if you authorized full dividend reinvestment, cash dividends with respect to shares issued in certificate form will continue to be reinvested.

17.	May I add shares of Capital One common stock to my account by transferring stock certificates in my possession?

You also may send the Administrator your other Capital One common stock certificates for safekeeping free of charge. By making such a deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificates. If you wish to deposit your Capital One common stock certificates, you must mail them along with a request to the Administrator to hold your certificates for safekeeping. The certificates should not be endorsed. To insure against loss resulting from mailing certificates, the Administrator will provide mail insurance free of charge. To be eligible for certificate mailing insurance, certificates must be mailed in brown, pre-addressed return envelopes supplied by the Administrator, which can be obtained by contacting the Administrator as described in Question 4. Certificates mailed in this manner will be insured for up to $500,000 current market value provided they are mailed first class. The Administrator will promptly send you a statement confirming each deposit of your common stock certificates. The Administrator must be notified of any claim within 30 calendar days of the date the certificates were mailed. To submit a claim, you must be a Participant in the Plan or a current holder of record of Capital One common stock. In the latter case, you must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided is $500,000 per envelope and the coverage is available only when the certificate(s) are sent in accordance with the guidelines described above.

Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the certificates are mailed until such time as replacement shares can be provided.

If you do not use the brown pre-addressed envelope provided by the Administrator, certificates should be sent to the address listed in Question 4 via registered mail, return receipt requested, and insured for possible mail loss for 2% of the market value (minimum of $20.00); this represents the replacement cost to you.

You may withdraw shares deposited for safekeeping by accessing your account online at www.equiserve.com or by making a request in writing or by telephone to the Administrator as described in Question 4. The Administrator will issue new, differently numbered certificates whenever certificates are issued to you, either upon your request or upon discontinuation of participation. Shares acquired by the reinvestment of dividends on any such withdrawn shares (and on any other shares subsequently acquired by you) will continue to be reinvested or paid out, as previously directed, unless you provide contrary written instructions or a new Enrollment Authorization Form as described in Questions 6 and 7.

SALE OF SHARES

18.  Can I sell shares credited to my account?

Following receipt of written, Internet or telephone instructions from you, the Administrator will sell some or all of your shares credited to your account (including shares deposited with the Plan for safekeeping) and will remit to you a check for the proceeds of such sale, less a brokerage commission, service fee and any applicable taxes. The Administrator will attempt to process Participants’ orders on the day they are received, provided that instructions are received before 1:00 p.m., Eastern time, on a business day during which the Administrator and the New York Stock Exchange are open. The sale price for shares so sold will be the market price received from the sale of such shares. This procedure for selling shares may be particularly attractive to holders of small amounts of Capital One common stock, because the Administrator can combine odd lots and small numbers of shares into larger blocks to be sold, and thereby take advantage of lower brokerage costs than might otherwise be available to individual Participants in the sale of their shares.

REPORTS

19.  What reports will be sent to me if I participate in the Plan?

Unless you are participating in the Plan through your broker, bank or nominee, you will receive from the Administrator a detailed statement of your account following each dividend reinvestment and account transaction. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares credited to your account. These account statements should be retained by you to determine your tax cost basis for shares purchased. See Question 21. If you are participating in the Plan through your broker, bank or nominee, you should contact such party regarding a statement of your interests in the Plan.

WITHDRAWAL

20.  How may I discontinue dividend reinvestment?

You may discontinue reinvestment of cash dividends under the Plan at any time by telephone or written notice to the Administrator or by accessing your account through the Internet at www.equiserve.com. If a notice to discontinue is received by the Administrator after the Record Date for a dividend payment, the Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the discontinuing Participant. If such dividend is reinvested, the Administrator may sell the shares purchased and remit the proceeds to the Participant, less any brokerage commission, any service fee and any applicable taxes. After processing your request to discontinue dividend reinvestment, any shares credited to your Plan account will continue to be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares held in certificated form, will be paid in cash.

TAXES

21.  What are the federal income tax consequences of participating in the Plan?

Dividend Reinvestment:    Based on the current position of the Internal Revenue Service, when stock is acquired directly from the Company, if you reinvest dividends under the Plan, you will be treated as receiving a taxable dividend on the Investment Date in an amount equal to the fair market value of the shares of Capital One common stock purchased for your account (rather than the amount of cash dividend otherwise payable to you). The Company intends to determine “fair market value” for this purpose based on the average of the high and low sales prices of Capital One common stock on the New York Stock Exchange for the relevant Investment Date. Your tax basis for shares purchased from the Company will be equal to the amount of dividend income recognized for Federal income tax purposes. Your holding period for the shares will commence on the day after the Investment Date.

Although the Internal Revenue Service has not ruled on the tax aspects of a plan pursuant to which an issuer may elect to purchase shares in open market transactions, it is the Company’s view that, based on analogous authority, a Participant’s tax basis for shares purchased in open market transactions will be equal to the weighted average purchase price of all shares purchased for the relevant Investment Date. See Question 11. In addition, a Participant will realize a taxable dividend to the extent of an allocated portion of brokerage commissions paid by the Company with respect to shares purchased for the Participant’s account.

Optional Cash Investments:    Based upon the current position of the Internal Revenue Service, if you make optional cash investments for purchases of common stock under the Plan, you will have dividend income equal to the difference between the fair market value of the shares purchased with the optional cash investment and the amount of the optional cash investment. In such event, you will have a tax basis for shares purchased from the Company equal to the amount of your optional cash investment plus any dividend income recognized for Federal income tax purposes. Your holding period will commence on the day after the Investment Date.

Although the Internal Revenue Service has not ruled on the tax aspects of a plan pursuant to which an issuer may elect to purchase shares in market transactions with optional cash investments, it is the Company’s view, based on analogous authority, that the above rules would apply to those purchases. In addition it is the Company’s view that you will also realize a taxable dividend to the extent of an allocated portion of brokerage commissions paid by the Company with respect to shares purchased for the Participant’s account.

In the case of corporate shareholders, dividends may be eligible for the dividends received deduction.

EquiServe will report to Participants and to the Internal Revenue Service information sufficient to apprise them of the amount that would constitute dividend income.

The aforementioned positions of the Internal Revenue Service have not been tested in the courts and thus the rules stated above have not been established by judicial decision. The rules stated above are also subject to change. All Plan Participants should consult their own tax advisors to determine the particular tax consequences of their participation in the Plan.

OTHER PROVISIONS

22.  What happens if I sell or transfer shares of stock or acquire additional shares of stock?

If a Participant has elected the “Full Dividend Reinvestment” option under the Plan and subsequently sells or transfers all or any part of the shares registered in the Participant’s name (either held in certificated form or credited to the Participant’s account), automatic reinvestment will continue as long as there are shares registered in the name of the Participant or until discontinuation of dividend reinvestment. Similarly, if a Participant has elected the “Full Dividend Reinvestment” option under the Plan and subsequently acquires additional shares, dividends paid on such shares will automatically be reinvested until discontinuation of dividend reinvestment. If a Participant has elected the “Partial Dividend Reinvestment” option and subsequently acquires additional shares, dividends paid on such shares will be automatically reinvested under the Plan. See Question 7.

23.  How will my shares be voted?

In connection with the exercise of shareholder voting rights, each Participant will receive a proxy card representing any shares held by the Participant and/or any full shares credited to the Participant’s account. All shares will be voted as designated by the Participant on the proxy card. If a Participant does not vote by proxy or in person then his or her shares will not be voted.

24.  Who pays the expenses of the Plan?

There are no brokerage commissions or service fees on newly issued shares or treasury shares purchased from Capital One for a Participant’s account. Brokerage commissions on shares purchased on the open market for a Participant’s account will be paid by Capital One and, for tax purposes, these commissions will be considered as additional dividend income to the Participant. See Question 21. All costs of administering the Plan will be paid by Capital One. A Participant electing to make optional cash investments through automatic monthly deductions from a U.S. bank account will have a $1.00 service fee deducted from the amount withdrawn prior to each investment. A Participant electing to sell shares credited to his or her account will incur a service fee of $15.00 per sale and a brokerage commission of $0.12 per share sold.

25.	What are the responsibilities of Capital One or the Administrator under the Plan?

Neither Capital One nor the Administrator, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to cease dividend reinvestment for a Participant’s account upon such Participant’s death or adjudicated incompetence prior to the receipt of notice in writing of such death or adjudicated incompetence, the prices at which shares are purchased or sold for the Participant’s account, the times when purchases or sales are made or fluctuations in the market value of Capital One’s common stock. Neither Capital One nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan. The Plan does not limit any Participant’s right to sue under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934.

THE PARTICIPANT SHOULD RECOGNIZE THAT NEITHER CAPITAL ONE NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

26.	What happens if Capital One issues a stock dividend or declares a stock split?

Any common stock distributed by Capital One as a result of a stock dividend or a stock split on shares credited to a Participant’s account or held by a Participant in certificated form will be credited to the Participant’s account. All whole shares of Capital One common stock carry an attached right to purchase, in certain circumstances, shares of Capital One preferred stock. In the event that Capital One makes available to holders of its common stock rights to purchase additional shares of common stock or other securities, the Participant will receive such rights based upon the total number of whole shares registered in the Participant’s name and credited to the Participant’s account.

27.  May the Plan be changed or terminated?

While the Plan is intended to continue indefinitely, Capital One reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified in writing of any modifications made to the Plan. Upon termination of the Plan by Capital One, certificates for whole shares held in the Participant’s account under the Plan will be issued and a cash payment will be made for any fractional shares.

USE OF PROCEEDS

Capital One will receive proceeds from the purchase of Capital One common stock through the Plan only to the extent that such purchases are of newly issued shares or treasury shares directly from Capital One, and not from open market purchases by the Administrator. The proceeds to Capital One (which cannot be estimated) from the issuance of shares of common stock pursuant to the Plan will be used for general corporate purposes.

INDEMNIFICATION UNDER THE SECURITIES ACT

Except in limited circumstances, Capital One is required by provisions in its Restated Certificate of Incorporation to indemnify its directors and officers against liability incurred by them as a result of their service in those capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Capital One pursuant to the foregoing provisions, Capital One has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMMON STOCK DIVIDENDS AND PRICE RANGE

Capital One has paid cash dividends on its common stock for each full quarter since the common stock became publicly held on November 22, 1994. Such dividends were paid in the following quarterly amounts per share for the quarters presented:

2001
First Quarter	$0.02667
Second Quarter	$0.02667
Third Quarter	$0.02667
Fourth Quarter	$0.02667
2002
First Quarter	$0.02667
Second Quarter	$0.02667

The following table shows the high and low sales prices of the common stock during the past three years as reported on the New York Stock Exchange’s composite tape by The Wall Street Journal.

Year	High	Low
1999
First Quarter	51.484	36.375
Second Quarter	60.250	46.063
Third Quarter	57.813	35.813
Fourth Quarter	54.875	35.875
2000
First Quarter	48.813	32.063
Second Quarter	53.750	39.375
Third Quarter	71.750	44.625
Fourth Quarter	73.250	45.875
2001
First Quarter	70.438	46.900
Second Quarter	72.580	51.610
Third Quarter	67.250	36.400
Fourth Quarter	55.600	41.000
2002
First Quarter	64.91	43.01
Second Quarter	60.50	52.00
Third Quarter (through July 22, 2002)	61.10	29.99

The last reported sales price of the common stock on the Exchange on July 22, 2002 was $34.10 per share. All sales prices prior to June 1, 1999 have been adjusted to reflect Capital One’s 3-for-1 stock split effected on June 1, 1999.

The price of common stock varies over time and neither the price of the common stock nor the dividends paid upon the common stock are guaranteed by any governmental authority or otherwise.

PLAN OF DISTRIBUTION

In connection with the administration of the Plan, Capital One may be requested to approve optional cash investments in excess of the allowable maximum amounts on behalf of Participants pursuant to Requests for Waiver, including those engaged in the securities business. In deciding whether to approve such a request, Capital One will consider relevant factors including, but not limited to (a) whether it is then selling newly issued shares of common stock under the Plan or acquiring shares for the Plan through open market purchases or privately negotiated transactions, (b) Capital One’s need for additional funds, (c) the attractiveness of obtaining such funds by the sale of common stock by comparison to other sources of funds, (d) the purchase price likely to apply to any sale of common stock, (e) the Participant submitting the request, including the extent and nature of such Participant’s prior participation in the Plan, and the number of shares of Capital One common stock held of record by such Participant, and (f) the aggregate amount, if any, of optional cash investments in excess of the allowable maximum amounts for which requests have been submitted by all Participants. Capital One will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will Capital One enter into any agreement with any such person regarding such person’s purchase of such shares or any resale or distribution thereof. Capital One may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount Capital One is willing to accept, Capital One may honor such requests in order of receipt, pro rata or by any other method which Capital One determines to be appropriate.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by John G. Finneran Jr., our Executive Vice President, General Counsel and Corporate Secretary. Mr. Finneran owns 27,051 shares of our common stock and holds vested options to purchase 131,652 shares of our common stock issued under our 1994 Stock Incentive Plan and unvested options to purchase 523,293 shares of our common stock issued under our 1994 Stock Incentive Plan.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus is part of a Registration Statement Capital One has filed with the Commission under the Securities Act of 1933 with respect to the shares of common stock being offered by this Prospectus (the “Registration Statement”). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Capital One and Capital One’s common stock. The Commission’s rules and regulations allow us to omit certain information included in the Registration Statement from this Prospectus. The Registration Statement may be inspected by anyone without charge at the Commission’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

In addition, Capital One files reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Commission’s Public Reference Room, 450 Fifth Street, Room 1024, Washington, DC 20549. You may also obtain copies of this information by mail from the Public Reference Room at rates determined by the Commission. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-732-0330.

You can also inspect reports, proxy statements and other information that Capital One has filed electronically with the Commission at the Commission’s web site at http://www.sec.gov and at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Commission allows companies to “incorporate by reference” information into this Prospectus. This means that Capital One can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by information that is included directly in this document.

This Prospectus incorporates by reference the documents listed below that Capital One has previously filed with the Commission. They contain important information about Capital One and its financial condition.

Company Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2001

Quarterly Reports on Form 10-Q	Fiscal quarters ended March 31, 2002

Current Reports on Form 8-K	Filed:
January 16, 2002
April 16, 2002
April 23, 2002
July 16, 2002

Proxy Statement(1)	Dated March 18, 2002

Description of the Company’s Common Stock on Amendment No. 1 to Form 8-A	Dated October 17, 1994

Description of the Company’s Preferred Stock purchase rights on Form 8-A	Dated November 16, 1995

(1)
The information referred to in Item 402(a)(8) of Regulation S-K and paragraph (d)(3) of Item 7 of Regulation 14C promulgated by the Commission shall not be deemed to be specifically incorporated by reference into this Prospectus.

Capital One also incorporates by reference additional documents that it may file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the Commission after the date of this Prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Documents incorporated by reference are available from Capital One without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus. You can obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from Capital One at the following address:

Capital One Financial Corporation
Investor Relations Department
2980 Fairview Park Drive
Falls Church, Virginia 22042
Telephone: (703) 205-1000

APPENDIX I

Cycle	Expected Record Date for Dividend Payments	Optional Cash Investments are due by:	Investment Date
	(C)	(D)	(E)
B	—	July 19, 2002	July 22, 2002
A	August 8, 2002	August 19, 2002	August 20, 2002
B	—	September 19, 2002	September 20, 2002
B	—	October 18, 2002	October 21, 2002
A	November 8, 2002	November 19, 2002	November 20, 2002
B	—	December 19, 2002	December 20, 2002
B	—	January 17, 2003	January 20, 2003
A	February 10, 2003	February 19, 2003	February 20, 2003
B	—	March 19, 2003	March 20, 2003
B	—	April 18, 2003	April 21, 2003
A	May 8, 2003	May 19, 2003	May 20, 2003
B	—	June 19, 2003	June 20, 2003
B	—	July 18, 2003	July 21, 2003
A	August 8, 2003	August 19, 2003	August 20, 2003
B	—	September 19, 2003	September 20, 2003
B	—	October 17, 2003	October 20, 2003
A	November 10, 2003	November 19, 2003	November 20, 2003
B	—	December 19, 2003	December 22, 2003

A.	Optional cash investments and reinvestment of cash dividends permitted in this month.
B.	Only optional cash investments permitted in this month.
C.	The actual Record Date for dividend months (those indicated by the letter “A” in the cycle column) will be established by the Board of Directors.
D.
Optional cash investments of $10,000 or less must be received by the Administrator no later than the business day prior to the Investment Date. For optional cash investments of more than $10,000, Investment Date(s) will be the date(s) set forth in an approved Request for Waiver.

E.
The Investment Date for optional cash investments of $10,000 or less will be the dividend payment date during a month in which a cash dividend is paid and in any other month, the twentieth calendar day of such month; however, if either the dividend payment date or such twentieth day falls on a date when the New York Stock Exchange is closed, the Investment Date will be the first day following on which the New York Stock Exchange is open.

U.S. EQUITY
MARKETS CLOSED IN 2002 AND 2003

	2002	2003
New Year’s Day	January 1	January 1
Martin Luther King Day	January 21	January 20
Presidents’ Day	February 18	February 17
Good Friday	April 12	April 18
Memorial Day	May 27	May 26
Independence Day	July 4	July 4
Labor Day	September 2	September 1
Thanksgiving	November 28	November 27
Christmas Day	December 25	December 25

A-1

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information.

We are not offering the Company’s common stock in any state where the offer is not permitted.

7,500,000 Shares

Common Stock
($0.01 Par Value)

PROSPECTUS

DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

July 23, 2002

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

Capital One estimates that expenses, other than underwriting compensation, in connection with the offering described in this Registration Statement will be as follows:

SEC Registration fee	$20,889.75
Printing and distribution of prospectus	$5,000.00
Legal fees and expenses	$11,000.00
Accountants’ fees and expenses	$1,000.00
NYSE filing fees	$20,000.00
Miscellaneous	$4,610.25
Total	$62,500.00

Item 15.    Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article XI of Capital One Financial Corporation’s Restated Certificated of Incorporation, as amended, and Section 6.7 of Capital One Financial Corporation’s Bylaws provide, in general, for mandatory indemnification of directors and officers to the extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of Capital One Financial Corporation itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.

For the undertaking with respect to indemnification, see Item 17(c) below.

Item 16.    Exhibits

Exhibit Number	Exhibits
3.1.1	Restated Certificate of Incorporation of Capital One Financial Corporation (incorporated by reference to Exhibit 3.1.1 of Capital One’s current report on Form 8-K, filed January 17, 2001)
3.1.2
Certificate of Amendment to Restated Certificate of Incorporation of Capital One Financial Corporation (incorporated by reference to Exhibit 3.1.2 of Capital One’s current report on Form 8-K, filed January 17, 2001)

3.2
Amended and Restated Bylaws of Capital One Financial Corporation (as amended November 18, 1999) (incorporated by reference to Exhibit 3.2 of Capital One Financial Corporation’s 1999 Annual Report on Form 10-K/A-2, filed March 23, 2000)

5.1#	Opinion of John G. Finneran, Jr., Esq., Executive Vice President, General Counsel and Corporate Secretary of Capital One Financial Corporation
23.1#	Consent of Ernst & Young LLP
23.2#	Consent of John G. Finneran, Jr., Esq. (included in Exhibit 5.1)
24.1#	Powers of Attorney (set forth on signature page)
99.1#	Letter to Participants in the Capital One Financial Corporation Dividend Reinvestment and Stock Purchase Plan
99.2#	Enrollment Authorization Form
99.3#	Request for Waiver Form

#	Filed herewith.

Item 17.    Undertakings

(a)    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each the post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Capital One Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, on the 23rd day of July, 2002.

CAPITAL ONE FINANCIAL CORPORATION
By:	/s/ JOHN G. FINNERAN, JR.
John G. Finneran, Jr., Esq.
Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Willey, John G. Finneran, Jr., Esq. and Frank R. Borchert, III, Esq., his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stand, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated below on the 23rd day of July, 2002.

Signature	Title

/S/ RICHARD D. FAIRBANK Richard D. Fairbank	Chairman and Chief Executive Officer (Principal Executive Officer)

/S/ NIGEL W. MORRIS Nigel W. Morris	Director, President and Chief Operating Officer

/S/ DAVID M. WILLEY David M. Willey	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

/S/ W. RONALD DIETZ W. Ronald Dietz	Director

/S/ JAMES A. FLICK, JR. James A. Flick, Jr.	Director

/S/ PATRICK W. GROSS Patrick W. Gross	Director

/S/ JAMES V. KIMSEY James V. Kimsey	Director

/S/ STANLEY I. WESTREICH Stanley I. Westreich	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibits
3.1.1	Restated Certificate of Incorporation of Capital One Financial Corporation (incorporated by reference to Exhibit 3.1.1 of Capital One’s current report on Form 8-K, filed January 17, 2001)
3.1.2
Certificate of Amendment to Restated Certificate of Incorporation of Capital One Financial Corporation (incorporated by reference to Exhibit 3.1.2 of Capital One’s current report on Form 8-K, filed January 17, 2001)

3.2
Amended and Restated Bylaws of Capital One Financial Corporation (as amended November 18, 1999) (incorporated by reference to Exhibit 3.2 of Capital One Financial Corporation’s 1999 Annual Report on Form 10-K/A-2, filed March 23, 2000)

5.1#	Opinion of John G. Finneran, Jr., Executive Vice President, General Counsel and Corporate Secretary of Capital One Financial Corporation
23.1#	Consent of Ernst & Young LLP
23.2#	Consent of John G. Finneran, Jr. (included in Exhibit 5.1)
24.1#	Powers of Attorney (set forth on signature page)
99.1#	Letter to Participants in the Capital One Financial Corporation Dividend Reinvestment and Stock Purchase Plan
99.2#	Enrollment Authorization Form
99.3#	Request for Waiver Form

#	Filed herewith.